                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-52658
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 14, 2002)

                                 [EMERSON LOGO]
                                  $250,000,000
                              EMERSON ELECTRIC CO.

                             4.625% NOTES DUE 2012

                    Interest payable April 15 and October 15

                           -------------------------

The 4.625% Notes due 2012 (the "Notes") will mature on October 15, 2012. We may redeem any of the Notes at the redemption prices described in this Prospectus Supplement. Interest will accrue from October 7, 2002.

We do not intend to apply for listing of the Notes on any national securities exchange. Currently, there is no public market for the Notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                   UNDERWRITING
                                                  PRICE TO         DISCOUNTS AND           PROCEEDS TO
                                                   PUBLIC           COMMISSIONS        EMERSON ELECTRIC CO.
                                                  --------         -------------       --------------------
Per Note....................................      99.271%            0.650%                98.621%
Total.......................................    $248,177,500       $1,625,000            $246,552,500

The proceeds to us are before deducting estimated expenses from the sale of the Notes.

The Underwriters expect to deliver the Notes through the book-entry delivery system of The Depository Trust Company to the purchasers on October 7, 2002.

                          Joint Book-Running Managers
BANC OF AMERICA SECURITIES LLC                                          JPMORGAN

BANC ONE CAPITAL MARKETS, INC.                              SALOMON SMITH BARNEY

October 2, 2002

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and Prospectus. We are offering to sell Notes and seeking offers to buy Notes, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement and Prospectus is accurate only as of the date of this Prospectus Supplement, regardless of the time of delivery of this Prospectus Supplement and Prospectus or any sale of the Notes.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                                ----
Use of Proceeds.............................................    S-3
Ratio of Earnings to Fixed Charges..........................    S-3
Description of the Notes....................................    S-4
Underwriting................................................    S-6
Validity of the Notes.......................................    S-7

                             PROSPECTUS

Where You Can Find More Information.........................      2
Information About Emerson...................................      3
Use of Proceeds.............................................      3
Ratio of Earnings to Fixed Charges..........................      3
Description of the Debt Securities..........................      4
Book-Entry Debt Securities..................................      8
Plan of Distribution........................................     10
Experts.....................................................     10

                                USE OF PROCEEDS

     We expect to use the net proceeds from the sale of the Notes (estimated at $246.6 million, before deducting estimated expenses of this offering) to repay a portion of our commercial paper borrowings issued within the last year for general corporate purposes. As of October 2, 2002, such commercial paper had a weighted average interest rate (on a bond-equivalent yield basis) of approximately 1.8% per annum with a weighted average maturity of approximately 33 days.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratios of earnings to fixed charges for the periods indicated. For purposes of computation of this ratio, earnings consist of income before income taxes and cumulative effects of changes in accounting principles plus the amount of fixed charges. Fixed charges consist of interest expense and that portion of rental expense deemed to represent interest.

                                                                                      NINE MONTHS
                                                                                         ENDED
                                                       YEAR ENDED SEPTEMBER 30,        JUNE 30,
                                                   --------------------------------   -----------
                                                   1997   1998   1999   2000   2001      2002
                                                   ----   ----   ----   ----   ----   -----------
Ratio of Earnings to Fixed Charges...............  11.3x  10.2x  9.0x   7.2x   5.3x       5.9x
                                                   ====   ====   ===    ===    ===        ===

                            DESCRIPTION OF THE NOTES

     We will issue the Notes under an Indenture dated as of December 10, 1998 between us and The Bank of New York, as Trustee. Information about the Indenture and the general terms and provisions of the Notes is in the accompanying Prospectus under "Description of the Debt Securities."

     We will issue the Notes in book-entry form, as one or more global notes registered in the name of the nominee of The Depository Trust Company, which will act as Depositary. Beneficial interests in book-entry Notes will be shown on, and transfers of the Notes will be made only through, records maintained by the Depositary and its participants. The provisions set forth under "Book-Entry Debt Securities" in the accompanying Prospectus will apply to the Notes.

CERTAIN TERMS OF THE NOTES

     The Notes will be initially limited to $250,000,000 aggregate principal amount. The Notes will mature on October 15, 2012. The interest rate on the Notes will be 4.625% per annum.

PAYMENT OF PRINCIPAL AND INTEREST

     We will pay interest on April 15 and October 15 of each year, beginning April 15, 2003. Interest will accrue from October 7, 2002 or from the most recent interest payment date from which we have paid or provided for the payment of interest to but excluding the next interest payment date or the scheduled maturity date, as the case may be. We will pay interest computed on the basis of a 360-day year of twelve 30-day months.

     We will pay interest on the Notes in U.S. dollars in immediately available funds to the persons in whose names the Notes are registered at the close of business on the April 1 or October 1 preceding the respective interest payment date. At maturity we will pay the principal, together with final interest on the Notes, in U.S. dollars in immediately available funds.

     If an interest payment date or the maturity date is not a "Business Day," we will pay interest or principal, as the case may be, on the next succeeding Business Day. The term "Business Day" means any day other than a Saturday or Sunday or a day on which applicable law authorizes or requires banking institutions in The City of New York, New York to close.

ADDITIONAL NOTES

     The Notes are initially being offered in the aggregate principal amount of $250,000,000. We may, without the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

SAME-DAY SETTLEMENT AND PAYMENT

     The Notes will trade in the Depositary's same-day funds settlement system until maturity or until we issue the Notes in definitive form. The Depositary will therefore require secondary market trading activity in the Notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

REDEMPTION

     The Notes will be redeemable, in whole or from time to time in part, at our option on any date (a "Redemption Date"), at a redemption price equal to the greater of (1) 100 percent of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to that Redemption
Date) discounted to that Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to that Redemption Date, provided that installments of interest on the Notes which are due and payable on an interest payment date falling on or prior to the relevant Redemption Date shall be payable to the holders of those Notes registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

     "Treasury Rate" means, with respect to any Redemption Date for the Notes,
(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or
(2) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semi-annual equivalent yield to maturity for the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Independent Investment Banker" means J.P. Morgan Securities Inc. or, if that firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with us.

     "Comparable Treasury Price" means with respect to any Redemption Date for the Notes (1) the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means each of Banc of America Securities LLC, J.P. Morgan Securities Inc., Banc One Capital Markets, Inc., Salomon Smith Barney Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

     Notice of any redemption by us will be mailed at least 30 days but not more than 60 days before any Redemption Date to each holder of the Notes to be redeemed. If less than all the Notes are to be redeemed at our option, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Notes to be redeemed in whole or in part.

     Except as described above, we will not have the right to redeem the Notes before their scheduled maturity, and you will not have the right to require us to redeem the Notes before their scheduled maturity. We will not make any sinking fund payments in connection with the Notes.

GOVERNING LAW

     The Notes will be governed by and construed in accordance with the laws of the State of New York.

                                  UNDERWRITING

     We are selling the Notes to the Underwriters named below under a Pricing Agreement dated October 2, 2002. The Underwriters, and the amount of the Notes each of them has agreed to purchase from us, are as follows:

                                                                   PRINCIPAL
                        UNDERWRITERS                            AMOUNT OF NOTES
                        ------------                            ---------------
Banc of America Securities LLC..............................     $ 87,500,000
J.P. Morgan Securities Inc. ................................       87,500,000
Banc One Capital Markets, Inc. .............................       37,500,000
Salomon Smith Barney Inc....................................       37,500,000
                                                                 ------------
Total.......................................................     $250,000,000
                                                                 ============

     Under the terms and conditions of the Pricing Agreement, if the Underwriters take any of the Notes, then they are obligated to take and pay for all of the Notes.

     The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange. The Underwriters have advised us that they intend to make a market in the Notes, but they have no obligation to do so. They also may discontinue market making at any time without providing any notice. We cannot give any assurance as to the liquidity of any trading market in the Notes.

     The Underwriters initially propose to offer part of the Notes directly to the public at the public offering prices set forth on the cover page and part to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the Notes. Any Underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may, from time to time, vary the offering price and other selling terms.

     We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of such liabilities.

     In connection with the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering of the Notes, creating a short position in the Notes for their own account. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover short positions or to stabilize the price of the Notes. Finally, the Underwriters may reclaim selling concessions allowed for distributing the Notes in the offering, if the Underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

                                                                PER NOTE       TOTAL
                 UNDERWRITING COMPENSATION                      ---------    ----------
Underwriting Discounts
  and Commissions paid
  by Emerson................................................     0.650%      $1,625,000

     We estimate that we will spend approximately $100,000 for printing, ratings agency, trustee and legal fees, and other expenses related to this offering.

     Banc of America Securities LLC ("BAS") and J.P. Morgan Securities Inc. ("JPMorgan") will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market

Axess Inc. is providing the system as a conduit for communications between BAS and its customers and JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from BAS and JPMorgan based on transactions BAS and JPMorgan conduct through the system. BAS and JPMorgan will make the securities available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     In the ordinary course of their respective businesses, the Underwriters and their affiliates engage in, and may in the future engage in, commercial banking and/or investment banking transactions with us and our affiliates.

                             VALIDITY OF THE NOTES

     H.M. Smith, Esq., our Assistant General Counsel, will pass upon the legality of the Notes for us. Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, will pass upon the legality of the Notes for the Underwriters. Mr. Smith is a participant in various employee benefit plans offered by us and owns and has options to purchase shares of our Common Stock. Davis Polk & Wardwell will rely on the opinion of Mr. Smith with respect to all matters of Missouri law. Arthur F. Golden, one of our directors, is a partner of Davis Polk & Wardwell. Davis Polk & Wardwell acts as counsel to us from time to time with respect to various matters but not with respect to the Notes.

                                 [EMERSON LOGO]

                                DEBT SECURITIES

                         ------------------------------

     This Prospectus describes Debt Securities which Emerson Electric Co. may issue and sell at various times:

     - The Debt Securities may be debentures, notes (including notes commonly known as medium-term notes) or other unsecured evidences of indebtedness of Emerson.

     -  We may issue the Debt Securities in one or several series.

     - The total principal amount of the Debt Securities to be issued under this Prospectus will be not more than $2,000,000,000 (or the equivalent amount in other currencies).

     - The terms of each series of Debt Securities (interest rates, maturity, redemption provisions and other terms) will be determined at the time of sale, and will be specified in a Prospectus Supplement which will be delivered together with this Prospectus at the time of sale.

     We may sell Debt Securities to or through underwriters, dealers or agents. We may also sell Debt Securities directly to investors. More information about the way we will distribute the Debt Securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of Debt Securities will be in the Prospectus Supplement relating to that series of Debt Securities.

     Unless we state otherwise in a Prospectus Supplement, we will not list any of the Debt Securities on any securities exchange.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS AUGUST 14, 2002.

     We have not authorized anyone to give any information or to make any representations concerning the offering of the Debt Securities except that which is in this Prospectus or in the Prospectus Supplement which is delivered with this Prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives or makes any other information or representations, you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities which are referred to in the Prospectus Supplement. This Prospectus is not an offer to sell or a solicitation of an offer to buy such Debt Securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this Prospectus, or any sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this Prospectus. You should also be aware that information in this Prospectus may change after this date.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................      2
INFORMATION ABOUT EMERSON...................................      3
USE OF PROCEEDS.............................................      3
RATIO OF EARNINGS TO FIXED CHARGES..........................      3
DESCRIPTION OF THE DEBT SECURITIES..........................      4
BOOK-ENTRY DEBT SECURITIES..................................      8
PLAN OF DISTRIBUTION........................................     10
EXPERTS.....................................................     10

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

     The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities. This Prospectus is part of a Registration Statement we filed with the SEC.

     - Our Annual Report on Form 10-K for the year ended September 30, 2001.

     - Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002.

     - Our Current Report dated October 21, 2001.

     You may receive a copy of any of these filings, at no cost, by writing or telephoning H. M. Smith, our Assistant General Counsel, at Emerson Electric Co., Station 2431, 8000 West Florissant Avenue, St. Louis, Missouri 63136, telephone 314-553-2431, e-mail harley.smith@emrsn.com.

     We have filed with the SEC a Registration Statement to register the Debt Securities under the Securities Act of 1933. This Prospectus omits certain information contained in the Registration Statement, as permitted by SEC rules. You may obtain copies of the Registration Statement, including exhibits, as noted in the first paragraph above.

                           INFORMATION ABOUT EMERSON

     Emerson Electric Co. was incorporated in Missouri in 1890. We were originally engaged in the manufacture and sale of electric motors and fans. We subsequently expanded our product lines through internal growth and acquisitions. We are now engaged principally in the design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems throughout the world. Our principal executive offices are at 8000 West Florissant Avenue, St. Louis, Missouri 63136. Our telephone number is (314) 553-2000.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, we intend to add the net proceeds from the sale of the Debt Securities to our general funds. We expect to use the proceeds for general corporate purposes, which may include working capital, capital expenditures, and the repayment of short-term borrowings. Before we use the proceeds for these purposes, we may invest them in short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated. For purposes of computation of this ratio, earnings consist of income before income taxes and cumulative effects of changes in accounting principles plus the amount of fixed charges. Fixed charges consist of interest expense and that portion of rental expense deemed to represent interest.

                                                                                             NINE MONTHS
                                                         YEAR ENDED SEPTEMBER 30,           ENDED JUNE 30,
                                                  --------------------------------------    --------------
                                                  1997     1998     1999    2000    2001         2002
                                                  -----    -----    ----    ----    ----         ----
Ratio of Earnings to Fixed Charges.............   11.3x    10.2x    9.0x    7.2x    5.3x         5.9x
                                                  =====    =====    ====    ====    ====         ====

                       DESCRIPTION OF THE DEBT SECURITIES

     This section describes some of the general terms of the Debt Securities. The Prospectus Supplement describes the particular terms of the Debt Securities we are offering. The Prospectus Supplement also indicates the extent, if any, to which such general provisions may not apply to the Debt Securities we are offering. When we refer to the Prospectus Supplement we are also referring to any applicable Pricing Supplement.

     We will issue the Debt Securities under an Indenture between us and The Bank of New York, which is serving as Trustee. We are summarizing certain important provisions of the Indenture and the Debt Securities. We do not restate the Indenture or the Debt Securities in their entirety. We urge you to read the Indenture and the Debt Securities because they, and not this description, define your rights as holders of the Debt Securities. We filed the Indenture as an exhibit to the Registration Statement that includes this Prospectus. When we use capitalized terms that we don't define here, those terms have the meanings given in the Indenture. When we use references to Sections, we mean Sections in the Indenture.

GENERAL

     The Debt Securities will be unsecured obligations of Emerson.

     The Indenture does not limit the amount of Debt Securities that we may issue under the Indenture, nor does it limit other debt that we may issue. We may issue the Debt Securities at various times in different series, each of which may have different terms.

     The Prospectus Supplement relating to the particular series of Debt Securities we are offering includes the following information concerning those Debt Securities:

     - The title of the Debt Securities.

     - Any limit on the amount of the Debt Securities that we may offer.

     - The price at which Emerson is offering the Debt Securities. We will usually express the price as a percentage of the principal amount.

     - The maturity date of the Debt Securities.

     - The interest rate per annum on the Debt Securities. We may specify a fixed rate or a variable rate, or we may offer Debt Securities that do not bear interest but are sold at a substantial discount from the amount payable at maturity.

     - The date from which interest on the Debt Securities will accrue.

     - The dates on which we will pay interest and the regular record dates for determining who is entitled to receive the interest.

     - If applicable, the dates on which or after which, and the prices at which, we are required to redeem the Debt Securities or have the option to redeem the Debt Securities.

     - If applicable, any limitations on our right to defease our obligations under the Debt Securities by depositing cash or securities.

     - The amount that we would be required to pay if the maturity of the Debt Securities is accelerated, if that amount is other than the principal amount.

     - Any additional restrictive covenants or other material terms relating to the Debt Securities.

     - Any additional Events of Default that will apply to the Debt Securities.

     - If we will make payments on the Debt Securities in any currency other than United States dollars, the currency or composite currency in which we will make those payments. If the currency will be determined under an index, the details concerning such index.

     - Any other material terms of the Debt Securities.

PAYMENTS ON DEBT SECURITIES

     We will make payments on the Debt Securities at the office or agency we will maintain for that purpose (which will be the Corporate Trust Office of the Trustee in New York, New York unless we indicate otherwise in the Prospectus Supplement) or at such other places and at the respective times and in the manner as we designate in the Prospectus Supplement. (Sections 3.1 and 3.2) As explained under "Book-Entry Debt Securities" below, The Depository Trust Company or its nominee will be the initial registered Holder unless the Prospectus Supplement provides otherwise.

FORM, DENOMINATIONS AND TRANSFERS

     Unless otherwise indicated in the Prospectus Supplement:

     - The Debt Securities will be in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof.

     - We will not charge any fee to register any transfer or exchange of the Debt Securities, except for taxes or other governmental charges (if any). (Section 2.8)

ORIGINAL ISSUE DISCOUNT SECURITIES

     If Debt Securities are Original Issue Discount Securities, we will offer and sell them at a substantial discount below their stated principal amount. We will describe Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities in the Prospectus Supplement. "Original Issue Discount Security" means any security which provides that less than the full principal amount will be due if the maturity is accelerated or if the security is redeemed before its maturity. (Section 5.1)

INDEXED DEBT SECURITIES

     We may issue Debt Securities under which the principal amount payable at maturity or the amount of interest payable will be determined by reference to currency exchange rates, commodity prices, equity indices or other factors. In that case, the amount we will pay to the Holders will depend on the value of the applicable currency, commodity, equity index or other factor at the time our payment obligation is calculated. We will include information in the Prospectus Supplement for those Debt Securities about how we will calculate the principal or interest payable, and will specify the currencies, commodities, equity indices or other factors to which the principal amount payable at maturity or interest is linked. We will also provide information about certain additional tax considerations which would apply to the Holders of those Debt Securities.

CERTAIN RESTRICTIONS

     Unless we otherwise specify in the Prospectus Supplement, there will not be any covenants in the Indenture or the Debt Securities that would protect you against a highly leveraged or other transaction involving Emerson that may adversely affect you as a holder of Debt Securities. If there are provisions that offer such protection, they will be described in the Prospectus Supplement.

     Limitations on Liens. Under the Indenture, we and our Restricted Subsidiaries (defined below) may not issue any debt for money borrowed, or assume or guarantee any such debt, which is secured by a mortgage on a Principal Property (defined below) or shares of stock or indebtedness of any Restricted Subsidiary, unless such mortgage similarly secures your Debt Securities. A Principal Property is any manufacturing plant or manufacturing facility that we or any Restricted Subsidiary owns, is located within the continental United States and, in the opinion of our Board of Directors, is of material importance to our total business that we

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and our Restricted Subsidiaries conduct, taken as a whole. The above restriction will not apply to debt that is secured by:

     - mortgages on property, shares of stock or indebtedness of any corporation that exists when it becomes a Restricted Subsidiary;

     - mortgages on property that exist when we acquire the property and mortgages that secure payment of the purchase price of the mortgaged property;

     - mortgages that secure debt which a Restricted Subsidiary owes to us or to another Restricted Subsidiary;

     - mortgages that existed at the date of the Indenture;

     - mortgages on property of a company that exist when we acquire the company;

     - mortgages in favor of a government to secure debt that we incur to finance the purchase price of the property that we mortgage; or

     - extensions, renewals or replacement of any of the mortgages described above.

A Restricted Subsidiary is a direct or indirect subsidiary of Emerson if substantially all of its property is located in the continental United States and if it owns any Principal Property (except a subsidiary principally engaged in leasing or in financing installment receivables or overseas operations).

     The Indenture also excepts from this limitation on liens secured debt of up to 10% of our consolidated net tangible assets. (Section 3.6)

     Limitation on Sale and Leaseback Transactions. We may not enter into sale and leaseback transactions involving any Principal Property, except for leases of up to three years, unless

     - we could issue debt secured by the property involved (under the limitations on liens described above) in an amount equal to the Attributable Debt which would be calculated under the Indenture based on the rental payments to be received, or

     - we pay other debt within 90 days in an amount not less than such Attributable Debt amount. (Section 3.7)

     Restrictions on Consolidation, Merger or Sale. We may not consolidate or merge or sell or convey all or substantially all of our assets unless (a) the surviving corporation (if it is not Emerson) is a domestic corporation and assumes our obligations on your Debt Securities under the Indenture and (b) immediately after such transactions, there is no default. (Section 9.1)

DEFEASANCE

     The Indenture includes provisions allowing defeasance that we may choose to apply to Debt Securities of any series. If we do so, we would deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all payments on those Debt Securities. If we make such a deposit with respect to your Debt Securities, we may elect either:

     - to be discharged from all our obligations on your Debt Securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust; or

     - to be released from our restrictions described above relating to liens and sale/leaseback transactions.

     To establish such a trust, we must deliver to the Trustee an opinion of our counsel that the Holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. There may be additional
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provisions relating to defeasance which we will describe in the Prospectus
Supplement. (Sections 13.1, 13.2, 13.3 and 13.4)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     If certain Events of Default by us specified in the Indenture happen and are continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of a series may declare the principal, and accrued interest, if any, of all securities of such series to be due and payable. If other specified Events of Default happen and are continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of all series may declare the principal, and accrued interest, if any, of all the outstanding Debt Securities to be due and payable. (Section 5.1)

     An Event of Default in respect of any series of Debt Securities means:

     - default for 30 days in payment of any interest installment;

     - default in payment of principal, premium, sinking fund installment or analogous obligation when due;

     - unless stayed by litigation, default, for 90 days after notice to us by the Trustee or by the Holders of 25% in principal amount of the outstanding Debt Securities of such series, in performance of any other covenant in the Indenture governing such series; and

     - certain events of our bankruptcy, insolvency and reorganization. (Section 5.1)

     Within 90 days after a default in respect of any series of Debt Securities, the Trustee must give to the Holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the Trustee may withhold such notice if it in good faith determines that such withholding is in the interest of such Holders. The term "default" means, for this purpose, the happening of any Event of Default, disregarding any grace period or notice requirement. (Section 5.11)

     Before the Trustee is required to exercise rights under the Indenture at the request of Holders, it is entitled to be indemnified by such Holders, subject to its duty, during an Event of Default, to act with the required standard of care. (Sections 6.1 through 6.13)

     If any Event of Default has occurred, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Section 5.9)

     We must file an annual certificate with the Trustee that it is in compliance with conditions and covenants under the Indenture. (Section 3.5)

     In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of a series, on behalf of the Holders of all Debt Securities of such series, or the Holders of a majority of all outstanding Debt Securities voting as a single class, on behalf of the Holders of all outstanding Debt Securities, may waive any past default or Event of Default, or compliance with certain provisions of the Indenture, but may not waive among other things an uncured default in payment. (Sections 5.1 and 5.10)

MODIFICATION OR AMENDMENT OF THE INDENTURE

     If we receive the consent of the holders of a majority in principal amount of the outstanding Debt Securities affected, we may enter into supplemental indentures with the Trustee that would

     - add, change or eliminate provisions in the Indenture; or

     - change the rights of the Holders of Debt Securities.

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     However, unless we receive the consent of all of the affected Holders, we may not enter into supplemental indentures that would with respect to the Debt Securities of such Holders:

     - change the maturity;

     - reduce the principal amount or any premium;

     - reduce the interest rate or extend the time of payment of interest;

     - reduce any amount payable on redemption or reduce the amount of the principal of an Original Issue Discount Security that would be payable on acceleration;

     - impair or affect the right of any Holder to institute suit for payment;

     - change any right of the Holder to require repayment; or

     - reduce the requirement for two-thirds approval of supplemental indentures. (Section 8.2)

REGARDING THE TRUSTEE

     The Trustee is The Bank of New York. The Trustee is a lender to us under our revolving credit agreement. From time to time, we may enter into other banking relationships with the Trustee.

                           BOOK-ENTRY DEBT SECURITIES

     The Prospectus Supplement will indicate whether we are issuing the related Debt Securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, and will evidence all of the Debt Securities of that series. This means that we will not issue certificates to each Holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The participant will then keep a record of its clients who own the Debt Securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a Holder of Debt Securities under the Indenture.

     The laws of some jurisdictions require that certain purchasers of securities such as Debt Securities take physical delivery of such securities in definitive form. Such limits and such laws may impair your ability to acquire or transfer beneficial interests in the global security.

     We will make payments on each series of book-entry Debt Securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Emerson, the Trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

     DTC has advised us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of such participants.

     A global security representing a series will be exchanged for certificated Debt Securities of that series only if (x) DTC notifies us that it is unwilling or unable to continue as Depositary or if DTC ceases to be a
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clearing agency registered under the 1934 Act and we don't appoint a successor within 90 days, (y) we decide that the global security shall be exchangeable or
(z) there is an Event of Default under the Indenture or an event which with the giving of notice or lapse of time or both would become an Event of Default with respect to the Debt Securities represented by such global security. If that occurs, we will issue Debt Securities of that series in certificated form in exchange for such global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for Debt Securities of such series equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. We would issue the certificates for such Debt Securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

     DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the 1934 Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

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                              PLAN OF DISTRIBUTION

     We may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. Such firms may also act as our agents in the sale of Debt Securities. Only underwriters named in the Prospectus Supplement will be considered as underwriters of the Debt Securities offered by such Supplement.

     We may distribute Debt Securities at different times in one or more transactions. We may sell Debt Securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of Debt Securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any such underwriter, dealer or agent, and we will describe any such compensation, in the Prospectus Supplement.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the 1933 Act. We may also agree to contribute to payments which the underwriters, dealers or agents may be required to make in respect of such liabilities.

     We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase Debt Securities from us under contracts which provide for payment and delivery on a future date. We may enter into such contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into such agreements concerning any series of Debt Securities, we will indicate that in the Prospectus Supplement.

     In connection with an offering of Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the Debt Securities for their own account. In addition, underwriters may bid for, and purchase, Debt Securities in the open market to cover short positions or to stabilize the price of the Debt Securities. Finally, underwriters may reclaim selling concessions allowed for distributing the Debt Securities in the offering if the underwriters repurchase previously distributed Debt Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

                                    EXPERTS

     The consolidated financial statements of Emerson Electric Co. and subsidiaries as of September 30, 2001 and 2000, and for each of the years in the three-year period ended September 30, 2001 incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

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